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                                                                      Exhibit 2

                                [MoneyGram Logo]

                                                                  April 10, 1998

Dear Stockholder:

     I am pleased to report that, on April 14, 1998, MoneyGram Payment Systems, Inc. entered into a merger agreement with Viad Corp and its wholly owned subsidiary that provides for the acquisition of MoneyGram by Viad at a price of $17.00 per share in cash. Under the terms of the proposed transaction, a Viad subsidiary is today commencing a cash tender offer for all outstanding shares of MoneyGram common stock at $17.00 per share. Following the successful completion of the Viad tender offer, the Viad subsidiary will be merged into MoneyGram and all shares not purchased in the Viad tender offer will be converted into the right to receive $17.00 per share in cash in the merger.

     YOUR BOARD OF DIRECTORS, HAS UNANIMOUSLY APPROVED THE VIAD TENDER OFFER AND DETERMINED THAT THE TERMS OF EACH OF THE TENDER OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, MONEYGRAM AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL MONEYGRAM STOCKHOLDERS ACCEPT THE VIAD TENDER OFFER AND TENDER THEIR SHARES TO VIAD.

     In arriving at its recommendations, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission. These factors included the opinion of Morgan Stanley & Co. Incorporated, financial advisors to MoneyGram, that the cash consideration of $17.00 per share to be received by MoneyGram stockholders pursuant to the Viad tender offer and the merger is fair from a financial point of view to such stockholders.

     Enclosed is MoneyGram's Solicitation/Recommendation Statement on Schedule 14D-9 and Viad's Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering shares. We urge you to carefully read the enclosed materials, including Morgan Stanley's fairness opinion which is attached to the Schedule 14D-9.

     The management and directors of MoneyGram thank you for the support you have given the Company.

                                          Sincerely,

                                          /s/ JAMES F. CALVANO
                                          JAMES F. CALVANO
                                          Chairman of the Board and
                                          Chief Executive Officer